(d)(3)
Schedule A
To
Quaker Investment Trust
Investment Advisory Agreement
Portfolios of the Trust
As amended October 27, 2008
          The following Funds offered by Quaker Investment Trust (the “Trust”), and the fees payable to Quaker Funds, Inc. (“Adviser”) for services rendered to each such Fund, are as follows:

Annual Fee Rate
(as a percentage of average
Name of Fund	daily net assets)
Quaker Strategic Growth Fund	1.30%
Quaker Mid-Cap Value Fund	1.05%
Quaker Small-Cap Value Fund	1.20%
Quaker Capital Opportunities Fund	1.05%
Quaker Biotech Pharma-Healthcare Fund	1.45%
Quaker Global Tactical Allocation Fund	1.25%
Quaker Small-Cap Growth Tactical Allocation Fund	1.00%
          The following table shows the fees payable to the respective sub-advisers by the Adviser for investment sub-advisory services rendered to each Fund:

		Annual Fee Rate,
		as a percentage
		of average daily
Name of Fund	Name of Sub-Adviser	net assets
Quaker Strategic Growth Fund	D.G. Capital Management, Inc.	0.75%
Quaker Mid-Cap Value Fund	Kennedy Capital Management, Inc.	See below
Quaker Small-Cap Value Fund	Aronson+Johnson+Ortiz, LP	See below
Quaker Capital Opportunities Fund	Knott Capital Management	0.75%
Quaker Biotech Pharma-HealthcareFund	Sectoral Asset Management, LC	0.95%
Quaker Global Tactical Allocation Fund	D.G. Capital Management, Inc.	0.75%
Quaker Small Cap Growth Tactical Allocation Fund	Bjurman, Barry & Assoc.	0.50%
     Quaker Small-Cap Value Fund — Subadvisory fees equal to an annual rate of:
0.85 % of the average daily net assets of the Fund on assets up to $25 million; and
0.80 % of the average daily net assets of the Fund on assets above $25 million.

     Quaker Mid-Cap Value Fund — Subadvisory fees equal to an annual rate of:
0.75 % of the average daily net assets of the Fund on assets up to $50 million; and
0.70 % of the average daily net assets of the Fund on assets above $50 million.
QUAKER INVESTMENT TRUST

/s/ Justin Brundage

Justin Brundage
Secretary
Date: October 27, 2008